Astoria Financial Corporation Reports Second Quarter Earnings Per Common Share Of $0.20

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., July 23, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Bank ("the Bank") today reported net income available to common shareholders of $20.1 million, or $0.20 diluted earnings per common share ("diluted EPS"), for the quarter ended June 30, 2014, compared to net income available to common shareholders of $12.8 million, or $0.13 diluted EPS, for the quarter ended June 30, 2013. For the six months ended June 30, 2014, net income available to common shareholders totaled $49.5 million, or $0.50 diluted EPS, compared to $26.7 million, or $0.27 diluted EPS, for the comparable 2013 period. Included in the 2014 second quarter results is a $5.7 million loan loss release ($3.7 million, or $0.04 per common share, after tax) related to the designation of non-performing residential mortgage loans as held-for-sale. Included in the 2014 six month results is a reduction in income tax expense of $11.5 million ($0.12 per common share) related to the impact of New York State tax legislation which was signed into law on March 31, 2014.

Six Month Financial Highlights

Non-Performing Loans ("NPLs"):

  Reduced non-performing residential mortgage loans by approximately $195 million by designating them as held-for-sale; subsequently entered into an agreement to sell these loans in a bulk sale transaction expected to close on or about July 31, 2014.
  NPLs at June 30, 2014 totaled $109.7 million, down from $332.0 million at December 31, 2013.

Deposits:

  Business deposits increased $151.2 million, or 23%, from December 31, 2013 to $801.3 million at June 30, 2014.

Loan Portfolio Shift Continues:

  Multi-family/commercial real estate ("MF/CRE") mortgage loans continue to become a larger percentage of the loan portfolio, increasing to 37% of total loans at June 30, 2014 from 33% at December 31, 2013.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the 2014 second quarter stated, "Our continued focus on growing business banking, including the opening of our first Manhattan branch on March 31st combined with increased brand awareness and advertising continues to deliver positive results as evidenced by a 23% increase in low cost business deposits from year-end 2013, including $111.2 million of new business deposits in the second quarter alone."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its July 16, 2014 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on September 2, 2014 to shareholders of record as of August 15, 2014. This is the seventy-seventh consecutive quarterly cash dividend declared by the Company.

Non-Performing Loan Sale
On July 21, 2014, the Bank entered into an agreement to sell non-performing residential mortgage loans for a purchase price of approximately $186 million in a bulk sale transaction that is expected to close on or about July 31, 2014. These loans, with a carrying value of approximately $195 million, were designated as held-for-sale at the end of the second quarter, at which time the Company took an $8.7 million charge against its allowance for loan losses. In addition, the Company recorded a loan loss release of $5.7 million reflecting reserves that were no longer deemed necessary in light of the designation of the NPLs as held-for-sale. Commenting on the anticipated NPL sale, Mr. Redman said, "We are obviously very pleased with the agreement to sell these non-performing residential loans. We believe that this sale will have several positive impacts on the Company as we move forward including, but not limited to, a positive effect on future FDIC insurance assessment rates, an improved risk profile on our loan portfolio and reduced foreclosure related expenses."

Astoria Bank
On June 1, 2014, the Company's wholly owned subsidiary changed its name to Astoria Bank to better reflect its business as a diversified, full service community bank. Commenting on the change, Mr. Redman stated, "Astoria Bank is a better name for who we are and what we do today as a leading, full-service community bank. For more than 125 years, we've adapted and evolved to meet the needs of our expanding customer base and our new name reflects that change."

Second Quarter and Six Month Earnings Summary
Net interest income for the quarter ended June 30, 2014 totaled $85.8 million compared to $88.0 million for the previous quarter and $84.9 million for the 2013 second quarter. The net interest margin for the quarter ended June 30, 2014 was 2.31% compared to 2.36% for the previous quarter and 2.22% for the 2013 second quarter. The 2014 first quarter includes a large prepayment penalty on a group of loans to a single borrower which added approximately 2 basis points to our net interest margin. For the six months ended June 30, 2014, net interest income totaled $173.7 million, compared to $168.9 million for the comparable 2013 period, and the net interest margin increased to 2.34% for the six months ended June 30, 2014 from 2.20% for the six months ended June 30, 2013.

For the quarter ended June 30, 2014, a $5.7 million loan loss release was recorded compared to a $1.6 million provision for loan losses taken in the previous quarter and a $4.5 million provision taken in the 2013 second quarter. For the six months ended June 30, 2014, the loan loss release totaled $4.1 million compared to a $13.7 million provision for the comparable 2013 period. Mr. Redman commented, "The loan loss release that we recorded in connection with the designation of NPLs as held-for-sale further illustrates the effectiveness of our policy to review NPLs when they reach 180 days delinquent and annually thereafter, writing them down to their estimated fair value at such time less estimated selling costs. We continue to maintain our allowance at a level which we believe is appropriate given the significant reduction in NPLs, the continued improvement in our asset quality metrics, as well as the high quality of our loan originations. The ratio of the allowance for loan losses to total loans (which excludes loans held-for-sale) was 98 basis points at quarter-end."

Non-interest income for the quarter ended June 30, 2014 totaled $13.8 million compared to $13.7 million for the previous quarter and $18.6 million for the 2013 second quarter. Non-interest income for the six months ended June 30, 2014 totaled $27.5 million compared to $36.9 million for the comparable 2013 period. The decreases for the quarter and six months ended June 30, 2014 are primarily due to decreases in mortgage banking income, net, and the absence of gain on sales of securities in the 2014 periods.

General and administrative ("G&A") expense for the quarter ended June 30, 2014 totaled $71.6 million compared to $70.2 million for the previous quarter and $74.4 million for the 2013 second quarter. For the six months ended June 30, 2014, G&A expense decreased $4.1 million, or 3%, to $141.8 million from $145.9 million for the 2013 comparable period. The quarter and six months ended June 30, 2013 included a $4.3 million prepayment charge for the early extinguishment of debt in connection with the redemption of $125 million of capital securities. Mr. Redman commented, "Our G&A expense has increased more slowly than we had anticipated as some of the initiatives we had factored into our guidance have had their timetables shifted towards later in the year. We continue to believe that as the year progresses, G&A expenses will trend higher and will be within the $72 - $75 million per quarter range that we have discussed on our previous conference calls, reflecting the expenses associated with the branch we opened on March 31st, additional branches that we hope to open later this year, as well as increases in advertising, branding and compensation expenses related to both the branch openings and our continued focus on growing business banking. These expenses will be offset somewhat by the positive impact on future FDIC insurance assessment rates and foreclosure related expenses as a result of the NPL sale."

Balance Sheet Summary
Total assets increased $42.2 million from March 31, 2014 and decreased $51.7 million from December 31, 2013, and totaled $15.7 billion at June 30, 2014. The increase from March 31, 2014 was primarily due to an increase in the securities portfolio. The decrease from year-end was primarily due to a decrease in the residential mortgage loan portfolio, partially offset by increases in the MF/CRE portfolio and the securities portfolio. The total loan portfolio decreased $225.1 million and $380.4 million from March 31, 2014 and December 31, 2013, respectively, of which $186.3 million is attributable to the designation of NPLs as held-for-sale, and totaled $12.1 billion at June 30, 2014.

The MF/CRE mortgage loan portfolio totaled $4.4 billion at June 30, 2014, an increase of $263.9 million and $336.6 million from March 31, 2014 and December 31, 2013, respectively, and represents 37% of the total loan portfolio. For the quarter and six months ended June 30, 2014, MF/CRE loan originations totaled $353.5 million and $571.5 million, respectively, compared to $529.2 million and $874.8 million for the 2013 comparable periods. The MF/CRE loan production for the 2014 quarter and six months ended June 30, 2014 were originated with weighted average loan-to-value ratios of approximately 52% and weighted average debt coverage ratios of approximately 1.57 and 1.63, respectively. MF/CRE loan prepayments for the quarter and six months ended June 30, 2014 totaled $56.6 million and $169.5 million, respectively, down from $158.8 million and $257.8 million for the comparable 2013 periods. At June 30, 2014, the MF/CRE pipeline totaled approximately $346.8 million.

The residential mortgage loan portfolio totaled $7.3 billion at June 30, 2014, compared to $8.0 billion at December 31, 2013. This decrease is partially due to the previously discussed designation of NPLs as held-for-sale. For the quarter and six months ended June 30, 2014, residential loan originations for portfolio totaled $83.2 million and $181.5 million, respectively, compared to $234.3 million and $467.8 million for the comparable 2013 periods. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 71% and 70% at origination, respectively, for the quarter and six months ended June 30, 2014. Residential loan prepayments for the quarter and six months ended June 30, 2014 totaled $289.9 million and $515.1 million, respectively, down significantly from $705.1 million and $1.3 billion for the comparable 2013 periods. At June 30, 2014, the residential mortgage pipeline totaled approximately $207.1 million. Mr. Redman commented, "Of note is the fact that within the pool of loans designated as held-for-sale was approximately $133 million of interest-only ("IO") loans, which serves to further reduce our overall IO portfolio as well. At June 30, 2014 our residential IO portfolio totaled $1.8 billion, down from $2.2 billion and $2.7 billion at December 31, 2013 and June 30, 2013, respectively."

Deposits decreased $61.7 million and $195.9 million from March 31, 2014 and December 31, 2013, respectively, and totaled $9.7 billion at June 30, 2014. The decreases were primarily due to decreases in higher cost certificates of deposit ("CDs"), partially offset by net increases in lower cost core deposits. Core deposits totaled $6.7 billion, or 69% of total deposits, and had a weighted average rate of 10 basis points at June 30, 2014.

Stockholders' equity totaled $1.6 billion, or 10.02% of total assets, at June 30, 2014, an increase of $57.9 million from December 31, 2013, primarily the result of undistributed net income. Astoria Bank's capital levels continue to be above the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes, with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 10.32%, 10.32%, 18.73% and 17.48%, respectively, at June 30, 2014. At June 30, 2014, Astoria Financial Corporation's tangible common equity ratio was 8.12%.

Asset Quality
NPLs, including troubled debt restructurings ("TDRs") of $72.0 million, totaled $109.7 million, or 0.91% of total loans, at June 30, 2014, compared to $332.0 million, including TDRs of $109.8 million, or 2.67% of total loans, at December 31, 2013. Included in the $109.7 million of NPLs at June 30, 2014 are $71.5 million of loans which are current or less than 90 days past due compared to $81.5 million at December 31, 2013. NPLs at June 30, 2014 do not include loans held-for-sale.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due(1)	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At June 30, 2012	$163.9	$33.6	$309.7	$343.3	$507.2
At June 30, 2013	$142.4	$78.8	$278.1	$356.9	$499.3
At June 30, 2014	$113.6	$71.5	$38.2	$109.7	$223.3
(1) Includes loans which were current totaling $62.9 million at June 30, 2014, $67.2 million at June 30, 2013 and $28.8 million at June 30, 2012.

Selected Asset Quality Metrics
(at June 30, 2014 except as noted)

($ in millions)	Residential	Multi- Family	CRE	Consumer & Other		Total
Loan portfolio balance	$7,324.7	$3,583.6	$862.4	$239.2	(1)	$12,061.6	(2)
Non-performing loans(3)	$82.7	$13.2	$8.0	$5.8		$109.7

NPLs/total loans	0.69%	0.11%	0.07%	0.05%		0.91%	(4)
Net charge-offs 2Q14	$9.0(5)	$0.2	$--	$0.4		$9.7	(4)
Net charge-offs YTD	$11.2(5)	$0.9	$3.0	$1.2		$16.3

(1)	Includes $188.8 million of home equity loans.
(2)	Includes $51.7 million of net unamortized premiums and deferred loan costs.
(3)

Includes $61.0 million of residential loans, $2.9 million of multi-family loans and $7.6 million of CRE loans, in each case, which were current or less than 90 days past due.  Does not include $186.3 million of residential loans held-for-sale.

(4)	Does not foot due to rounding.
(5)	Includes $8.7 million of charge-offs related to the designation of NPLs as held-for-sale.

Future Outlook

Commenting on the future outlook, Mr. Redman stated, "Our strategy to expand our position as a full-service community bank continues to gain momentum. The 23% growth of business deposits in the first half of 2014 is extremely encouraging, providing us with proof that we are reaping the rewards associated with all of the focus and effort that we have placed on growing business banking. We believe that this is only the start for business banking and we look forward to even stronger growth in the second half of the year. The growth of these core business deposits continues to be one of the biggest contributing factors as we move closer to our goal that core deposits represent 80% of total deposits by the end of 2015.

With the significant strengthening of our credit metrics, combined with the strong credit quality we have experienced on our residential loan production since 2008 and our MF/CRE originations since 2011, we believe that the majority of our previous credit issues are behind us and look forward to further strengthening our position as a full-service community bank."

Earnings Conference Call July 24, 2014 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, July 24, 2014 at 10:00 a.m. (ET).   The toll-free dial-in number is (877) 709-8150.  A telephone replay will be available on July 24, 2014 from 1:00 p.m. (ET) through midnight Saturday, August 2, 2014 (ET).   The replay number is (877) 660-6853, ID# 13585109.  The conference call will also be simultaneously webcast on the Company's website www.astoriabank.comand archived for one year.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.7 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.7 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia and originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	June 30,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$145,435	$121,950
Securities available-for-sale	392,439	401,690
Securities held-to-maturity
(fair value of $1,950,622 and $1,811,122, respectively)	1,960,930	1,849,526
Federal Home Loan Bank of New York stock, at cost	150,288	152,207
Loans held-for-sale, net	7,204	7,375
Non-performing residential mortgage loans held-for-sale	186,312	-
Loans receivable:
Mortgage loans, net	11,822,054	12,201,920
Consumer and other loans, net	239,568	240,146
	12,061,622	12,442,066
Allowance for loan losses	(118,600)	(139,000)
Total loans receivable, net	11,943,022	12,303,066
Mortgage servicing rights, net	11,804	12,800
Accrued interest receivable	38,080	37,926
Premises and equipment, net	111,126	112,530
Goodwill	185,151	185,151
Bank owned life insurance	426,420	423,375
Real estate owned, net	44,144	42,636
Other assets	139,710	143,490

TOTAL ASSETS	$15,742,065	$15,793,722

LIABILITIES
Deposits	$9,659,371	$9,855,310
Federal funds purchased	410,000	335,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,442,000	2,454,000
Other borrowings, net	248,426	248,161
Mortgage escrow funds	127,686	109,458
Accrued expenses and other liabilities	177,189	172,280

TOTAL LIABILITIES	14,164,672	14,274,209

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued
and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 99,554,814 and 98,841,960 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	893,341	894,297
Retained earnings	1,966,082	1,930,026
Treasury stock (66,940,074 and 67,652,928 shares, at cost, respectively)	(1,383,290)	(1,398,021)
Accumulated other comprehensive loss	(30,201)	(38,250)

TOTAL STOCKHOLDERS' EQUITY	1,577,393	1,519,513

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,742,065	$15,793,722

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income:
Residential mortgage loans	$62,294	$73,629	$127,248	$153,836
Multi-family and commercial real estate mortgage loans	43,347	40,390	86,737	79,013
Consumer and other loans	2,085	2,208	4,171	4,436
Mortgage-backed and other securities	14,116	11,857	27,793	22,756
Interest-earning cash accounts	80	70	149	125
Federal Home Loan Bank of New York stock	1,458	1,620	3,291	3,649
Total interest income	123,380	129,774	249,389	263,815
Interest expense:
Deposits	12,823	15,689	26,052	33,010
Borrowings	24,783	29,184	49,593	61,872
Total interest expense	37,606	44,873	75,645	94,882

Net interest income	85,774	84,901	173,744	168,933
Provision for loan losses (credited) charged to operations	(5,742)	4,526	(4,111)	13,652
Net interest income after provision for loan losses	91,516	80,375	177,855	155,281
Non-interest income:
Customer service fees	9,030	9,122	18,050	18,168
Other loan fees	647	468	1,255	990
Gain on sales of securities	-	2,057	-	2,057
Mortgage banking income, net	610	3,396	1,410	8,172
Income from bank owned life insurance	2,139	2,103	4,128	4,239
Other	1,419	1,436	2,671	3,234
Total non-interest income	13,845	18,582	27,514	36,860
Non-interest expense:
General and administrative:
Compensation and benefits	34,415	33,385	67,803	65,383
Occupancy, equipment and systems	17,793	16,862	35,967	36,647
Federal deposit insurance premium	7,277	9,009	15,846	19,193
Advertising	2,438	2,811	4,150	4,151
Extinguishment of debt	-	4,266	-	4,266
Other	9,670	8,064	18,050	16,308
Total non-interest expense	71,593	74,397	141,816	145,948

Income before income tax expense	33,768	24,560	63,553	46,193
Income tax expense	11,468	8,895	9,704	16,676

Net income	22,300	15,665	53,849	29,517

Preferred stock dividends	2,194	2,827	4,388	2,827

Net income available to common shareholders	$20,106	$12,838	$49,461	$26,690

Basic earnings per common share	$0.20	$0.13	$0.50	$0.27

Diluted earnings per common share	$0.20	$0.13	$0.50	$0.27

Basic weighted average common shares outstanding	98,275,886	97,021,334	98,191,434	96,848,989
Diluted weighted average common shares outstanding	98,275,886	97,021,334	98,191,434	96,848,989

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$7,731,250	$62,294	3.22%	$8,984,211	$73,629	3.28%
Multi-family and commercial real estate	4,297,463	43,347	4.03	3,544,459	40,390	4.56
Consumer and other loans (1)	238,164	2,085	3.50	258,260	2,208	3.42
Total loans	12,266,877	107,726	3.51	12,786,930	116,227	3.64
Mortgage-backed and other securities (2)	2,325,214	14,116	2.43	2,235,818	11,857	2.12
Interest-earning cash accounts	104,033	80	0.31	100,845	70	0.28
Federal Home Loan Bank stock	147,224	1,458	3.96	150,225	1,620	4.31
Total interest-earning assets	14,843,348	123,380	3.32	15,273,818	129,774	3.40
Goodwill	185,151			185,151
Other non-interest-earning assets	674,527			760,740
Total assets	$15,703,026			$16,219,709

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,411,953	301	0.05	$2,727,016	339	0.05
Money market	2,103,462	1,160	0.22	1,802,018	1,137	0.25
NOW and demand deposit	2,136,667	175	0.03	2,121,774	179	0.03
Total core deposits	6,652,082	1,636	0.10	6,650,808	1,655	0.10
Certificates of deposit	3,016,811	11,187	1.48	3,662,085	14,034	1.53
Total deposits	9,668,893	12,823	0.53	10,312,893	15,689	0.61
Borrowings	4,127,661	24,783	2.40	4,022,640	29,184	2.90
Total interest-bearing liabilities	13,796,554	37,606	1.09	14,335,533	44,873	1.25
Non-interest-bearing liabilities	343,589			444,427
Total liabilities	14,140,143			14,779,960
Stockholders' equity	1,562,883			1,439,749
Total liabilities and stockholders' equity	$15,703,026			$16,219,709

Net interest income/
net interest rate spread (3)		$85,774	2.23%		$84,901	2.15%
Net interest-earning assets/
net interest margin (4)	$1,046,794		2.31%	$938,285		2.22%
Ratio of interest-earning assets to
interest-bearing liabilities	1.08x			1.07x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$7,857,298	$127,248	3.24%	$9,266,404	$153,836	3.32%
Multi-family and commercial real estate	4,225,270	86,737	4.11	3,421,366	79,013	4.62
Consumer and other loans (1)	238,561	4,171	3.50	261,103	4,436	3.40
Total loans	12,321,129	218,156	3.54	12,948,873	237,285	3.66
Mortgage-backed and other securities (2)	2,294,045	27,793	2.42	2,124,191	22,756	2.14
Interest-earning cash accounts	100,299	149	0.30	96,411	125	0.26
Federal Home Loan Bank stock	149,401	3,291	4.41	157,198	3,649	4.64
Total interest-earning assets	14,864,874	249,389	3.36	15,326,673	263,815	3.44
Goodwill	185,151			185,151
Other non-interest-earning assets	666,483			784,774
Total assets	$15,716,508			$16,296,598

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,440,149	605	0.05	$2,748,927	681	0.05
Money market	2,065,862	2,420	0.23	1,747,387	3,230	0.37
NOW and demand deposit	2,109,164	340	0.03	2,091,142	346	0.03
Total core deposits	6,615,175	3,365	0.10	6,587,456	4,257	0.13
Certificates of deposit	3,084,022	22,687	1.47	3,760,300	28,753	1.53
Total deposits	9,699,197	26,052	0.54	10,347,756	33,010	0.64
Borrowings	4,139,474	49,593	2.40	4,120,337	61,872	3.00
Total interest-bearing liabilities	13,838,671	75,645	1.09	14,468,093	94,882	1.31
Non-interest-bearing liabilities	330,332			450,301
Total liabilities	14,169,003			14,918,394
Stockholders' equity	1,547,505			1,378,204
Total liabilities and stockholders' equity	$15,716,508			$16,296,598

Net interest income/
net interest rate spread (3)		$173,744	2.27%		$168,933	2.13%
Net interest-earning assets/
net interest margin (4)	$1,026,203		2.34%	$858,580		2.20%
Ratio of interest-earning assets to
interest-bearing liabilities	1.07x			1.06x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	5.61%	3.92%	6.98%	4.09%
Return on average tangible common stockholders' equity (1) (2)	6.44	4.57	8.03	4.77
Return on average assets (1)	0.57	0.39	0.69	0.36
General and administrative expense to average assets	1.82	1.83	1.80	1.79
Efficiency ratio (3)	71.87	71.89	70.46	70.92
Net interest rate spread	2.23	2.15	2.27	2.13
Net interest margin	2.31	2.22	2.34	2.20

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	5.61%	3.92%	5.36%	4.09%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	6.44	4.57	6.16	4.77
Non-GAAP return on average assets (1)	0.57	0.39	0.54	0.36

Asset Quality Data (dollars in thousands) (5)
Non-performing loans:
Current			$62,918	$67,235
30-59 days delinquent			6,082	9,768
60-89 days delinquent			2,557	1,802
90 days or more delinquent			38,170	278,065
Non-performing loans			109,727	356,870

Non-performing residential mortgage loans held-for-sale			186,312	-

Real estate owned			44,144	21,745

Non-performing assets			$340,183	$378,615

Net loan charge-offs	$9,658	$4,876	$16,289	$15,253

Non-performing loans/total loans			0.91%	2.82%
Non-performing loans/total assets			0.70	2.22
Non-performing assets/total assets			2.16	2.35
Allowance for loan losses/non-performing loans			108.09	40.32
Allowance for loan losses/total loans			0.98	1.14
Net loan charge-offs to average loans outstanding (annualized)	0.31%	0.15%	0.26	0.24

Capital Ratios (Astoria Bank)
Tangible			10.32%	9.53%
Tier 1 leverage			10.32	9.53
Total risk-based			18.73	16.82
Tier 1 risk-based			17.48	15.56

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.08	$0.08
Book value per common share (6)			14.54	13.35
Tangible book value per common share (7)			12.68	11.46
Tangible common stockholders' equity/tangible assets (2) (8)			8.12%	7.09%
Mortgage loans serviced for others (in thousands)			$1,474,634	$1,509,886
Full time equivalent employees			1,560	1,505

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the six months ended June 30, 2014.
(5)	Non-performing loans and related ratios at June 30, 2014 do not include non-performing residential mortgage loans held-for-sale totaling $186.3 million.
(6)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares at June 30, 2013.
(7)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares at June 30, 2013.
(8)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2014		At March 31, 2014		At June 30, 2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$7,302,951	3.41%	$7,586,182	3.45%	$8,364,873	3.61%
Multi-family and commercial real estate	4,424,804	3.90	4,158,660	3.96	3,712,193	4.23
Mortgage-backed and other securities (3)	2,353,369	2.84	2,308,187	2.85	2,235,474	2.94

Interest-bearing liabilities:
Savings	2,371,896	0.05	2,447,913	0.05	2,683,039	0.05
Money market	2,172,452	0.23	2,076,651	0.21	1,839,520	0.25
NOW and demand deposit	2,151,980	0.03	2,128,346	0.03	2,135,835	0.03
Total core deposits	6,696,328	0.10	6,652,910	0.09	6,658,394	0.10
Certificates of deposit	2,963,043	1.50	3,068,168	1.49	3,586,938	1.55
Total deposits	9,659,371	0.53	9,721,078	0.53	10,245,332	0.61
Borrowings, net	4,200,426	2.34	4,095,293	2.39	4,021,895	2.64

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Six Months Ended
	June 30, 2014
	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$63,553	$-	$63,553
Income tax expense	9,704	11,487	21,191

Net income	53,849	(11,487)	42,362

Preferred stock dividends	4,388	-	4,388

Net income available to common shareholders	$49,461	$(11,487)	$37,974

Basic earnings per common share	$0.50	$(0.12)	$0.38

Diluted earnings per common share	$0.50	$(0.12)	$0.38

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The adjustment represents the effects of the New York State income tax legislation signed into law on March 31, 2014, which, in accordance with GAAP, was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com